Exhibit 99.2

FG New America Acquisition Corp. Announces Closing of Underwriters’ Over-Allotment Option in Connection with its Initial Public Offering

Itasca, IL – October 14, 2020 – FG New America Acquisition Corp. (NYSE: FGNA.U) (the “Company”) today announced the closing of the issuance of an additional 1,275,000 units pursuant to the partial exercise of the underwriters’ over-allotment option in connection with the Company’s initial public offering. The additional units were sold at the initial offering price of $10.00 per unit, generating additional gross proceeds of $12,750,000 to the Company and bringing the total gross proceeds of the initial public offering to $237,750,000.

FG New America Acquisition Corp. is a blank-check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to concentrate its efforts on identifying businesses in the insurance and financial services industry, with particular emphasis on businesses that are providing or changing technology for traditional financial services (“FinTech”), insurance (“InsureTech”), or other sectors where disruptive and/or adaptive technology or other factors are driving changes in a new era in the American business landscape.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Piper Sandler, 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, by telephone at (866) 805-4128, by email at prospectus@psc.com and ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673, by email at prospectus@think-equity.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 29, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Larry G. Swets, Jr.

(630) 824-8199

lswets@itascafinancial.com